EXHIBIT 10.3

                                                                           BROKER AGREEMENT

BROKER AGREEMENT dated _________, 200__ (this Agreement) by and between Royal Strategies & Solutions, Inc. (the "Company") a Nevada Corporation located at 1933 W. Copans Road Pompano Beach, FL 33064 and                                                            (the “Broker”), who hereby agree as follows:.

WHEREAS, the Company is the authorized representative of  and is in the business of distributing, brokering, and/or selling the products of the above named company; and

WHEREAS, the Broker desires to place the products of the above named companies to its clients for sale (the “Customers”).

NOW, THERFORE, the Company and the Broker agree as follows:

1.	DEFINITIONS

(a)	"Products" shall mean those products.
(b)	“Territory” shall mean territory as set forth on Schedule “A” attached hereto;
(c)	“Manufacturer” shall mean .
(d)	“Clients” – shall mean those clients as described in Schedule “A” attached.

2.	SALE OF PRODUCTS TO CUSTOMER.

(a)

Purchase orders on the Customers regular order forms will be sent to the Broker for forwarding to the Company. The Manufacturer will be responsible for all invoicing F.O.B. factory. Invoices shall be at the prevailing prices at the date of acceptance by the Company.

(b)

The pricing structure applies to all direct price sheets to include distributor pricing, deal sheets and promotions. In certain circumstances it may be necessary due to market conditions to revise commission with the representative organization.

(c)	Broker will assist in the sales and servicing of the Customers.

3.	PAYMENT AND PAYMENT TERMS.

(a)

The Customer will be invoiced directly by the Manufacturer. Payment terms shall be agreed upon, in writing, prior to shipment. Invoices shall be at the prevailing prices at the date of acceptance by the Company, F.O.B. factory. Payments will be mailed to the Company.

4.	TERM AND COMMISSIONS.

(a)

This Agreement may be terminated by and upon either party giving to the other written notice to that effect. Such termination shall be deemed effective thirty (30) days immediately following receipt of notice.

(b)	The Broker shall be entitled to receive commission on the net amount received by the Manufacturer after all discounts, bill backs, etc., as

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outlined in Exhibit “B” attached. Commissions are mailed on the last day of the month only on paid invoices.

(c)	The Company shall only be responsible to pay the Broker commissions earned on sales made prior to the termination of this Agreement.

5.	MISCELLANEOUS PROVISIONS.

(a)	This Agreement shall be governed by and constructed in accordance with, the laws of the State of Florida.
(b)

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors, permitted transferees and permitted assigns and no amendment, waiver of modification of this Agreement shall be effective unless it is in writing and signed by each of the parties hereto.

(c)	If any term, condition of provisions of this Agreement, or the application thereof to any person or circumstance, shall be invalid, illegal or unenforceable, the remainder hereof shall be enforced.
(d)	This Agreement may be executed in two or more counterparts, each of which shall constitute an original, each of which, when taken together, shall constitute one and the same agreement.
(e)

The section headings set forth in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement and shall not be taken into account in connection with the construction or interpretation of this Agreement.

In Witness Whereof, each of the Company and the Broker has caused this Agreement to be executed by a duly authorized officer thereof as of the date first written above.

Royal Strategies & Solutions, Inc.

By: _________________________
Mel Leiner, President

____________________________

By: __________________________

Its:

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